Exhibit 10.1

Guaranty

BUSINESS CREDIT

August 5, 2003

FEDERAL EXPRESS AND CERTIFIED MAIL, RETURN RECEIPT REQUESTED

Star Tobacc, Inc.

801 Liberty Way

Chester, Virginia 23836

Attn: Chris Miller

Re:	Loan and Security Agreement dated as of January 20, 2000 by and between Star Tobacco, Inc., formerly known as Star Tobacco and Pharmaceuticals, Inc. (“Borrower”), and Guaranty Business Credit Corporation, as assignee of FINOVA Capital Corporation, Business Credit (“Lender”), as amended by that certain First Amendment to Loan and Security Agreement dated as of April 25, 2000 (collectively, the “Loan Agreement”); capitalized terms used herein which are not defined herein shall have the meanings given them in the Loan Agreement.

Ladies and Gentlemen:

As you are aware, the aggregate amount of outstanding Revolving Advances under the Loan Agreement exceeds that amount equal to 80% of total Eligible Accounts; thus, an Overadvance of $1,155,210 is currently outstanding. In accordance with Section 2.3 of the Loan Agreement, Lender has the right to demand immediate payment of that Overadvance. In addition, Borrower has advised Lender that an Event of Default exists under the Loan Agreement due to Borrower’s failure to comply with Section 6.18 (the Fixed Charge Coverage Ratio) as of June 30, 2003. However, in accordance with our conversations of Thursday, July 31, 2003, we wish to enter into the following agreements and amendments to the Loan Agreement:

1.	Borrower agrees that the Overadvance will be reduced to zero by August 14, 2003; failure to eliminate the Overadvance by August 14, 2003 will constitute an Event of Default under the Loan Agreement.

2.	Commencing August 1, 2003 and subject to the Section 2.16 of the Loan Agreement, Borrower shall pay to Lender a monthly collateral management fee equal to two percent (2.0%) per annum multiplied by the average daily Obligations outstanding during the applicable month; such fee shall be calculated on the basis of a 365 day year and the actual days in a given month and shall be payable in arrears on the first day of each month, the first such payment being due on September 1, 2003.

3.	As of August 5, 2003, for purposes of the Loan Agreement, the “Revolving Advance Limit” is amended to be $3,500,000.00.

Star Tobacc, Inc.

August 5, 2003

4.	As of August 5, 2003, Section 3.1 of the Loan Agreement is amended to read as follows: “This Agreement shall become effective in accordance with Section 14.1 and shall continue in full force and effect for a term ending on December 31, 2003.”

5.	Borrower and Lender agree to the following targets for measuring Borrower’s progress in moving its financing relationship to a new lender:

(a)	By October 15, 2003, Borrower shall deliver to Lender (i) an accepted proposal letter from a financial institution proposing a loan to Borrower that will repay in full all Obligations to Lender and (ii) evidence that Borrower has made a good faith deposit to such financial institution; failure to deliver both (i) and (ii) preceding shall cause the Collateral Management Fee provided under Item 2 preceding to increase to 4.0% as of October 15, 2003 without any further action by either Borrower or Lender.

(b)	By December 1, 2003, Borrower shall deliver to Lender an accepted commitment letter from a financial institution committing to a loan to Borrower that will repay in full all Obligations to Lender; failure to deliver such commitment letter shall cause the Collateral Management Fee provided under Item 2 preceding to increase to 5.0% as of December 1, 2003 without any further action by either Borrower or Lender.

6.	Subject to the execution of this letter agreement by Borrower, Lender hereby waives the Event of Default existing as of June 30, 2003 under Section 6.18 of the Loan Agreement. The foregoing waiver is expressly limited to the events and circumstances described in the preceding sentence. Such waiver shall not and does not constitute a waiver of, or a consent to any breach of, any other provision of the Loan Agreement or any other breach of Section 6.18 for any other date or period not described above.

7.	Except as amended herein, the Loan Agreement is ratified and confirmed in all respects.

8.	The Agreements and amendments contained herein shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns.

Please be advised that Lender is not waiving its rights to exercise any rights or remedies which may be available to Lender pursuant to the terms of the Loan Agreement or any other Loan Document, or as otherwise may be available according to law. No delay by Lender in exercising any rights or remedies shall operate as a waiver of any rights or remedies Lender may have pursuant to the Loan Agreement or any other Loan Document or otherwise pursuant to law. Please be further advised that any future discussions or negotiations with any representatives of Lender regarding the Loan Agreement or any other Loan Document shall not be binding upon Lender unless and until the same is evidenced in writing and signed by an authorized representative of Lender. Any and all rights and remedies available to Lender shall be

Star Tobacc, Inc.

August 5, 2003

cumulative and may be exercised separately, successively or concurrently in the sole discretion of Lender.

In addition, Borrower voluntarily and knowingly releases and forever discharges Lender, its predecessors, agents, employees, directors, officers, successors and assigns (collectively, the “Released Parties”), from all possible claims, demands, actions, causes of action, damages, costs, expenses, and liabilities whatsoever, known or unknown, at law or in equity, originating in whole or in part on or before the date this letter agreement is executed, which Borrower may now or hereafter have against the Released Parties and irrespective or whether any such claims arise out of contract, tort, violation of law or regulations, or otherwise, and whether or not arising from any loan, including, without limitation, any contracting for, charging, taking, reserving, collecting or receiving interest in excess of the highest lawful rate applicable, the exercise of any rights and remedies under the Loan Agreement or other Loan Documents, and negotiation for and execution of this letter agreement.

Please sign this letter in the space provided below on or before August 14, 2003 to evidence Borrower’s agreement to the amendments and other agreements contained herein. Please fax a signed copy of this letter to Jay Garcia at 214-360-3462 and forward an originally signed copy to Jay Garcia by Federal Express. Thank you.

Sincerely, Guaranty Business Credit Corporation

By:	/s/ Jay Garcia

Its:	Vice President

Agreed to and accepted this August 14, 2003.

Star Tobacco, Inc.

By:	/s/ David Dean

Its:	Secretary and Treasurer